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                                                         Exhibit 3.3




BY-LAW AMENDMENTS:



ARTICLE II.  BOARD OF DIRECTORS

      SECTION 2. NUMBER, TERM OF OFFICE AND QUALIFICATIONS. The number of directors which shall constitute the whole Board of Directors shall be such as from time to time shall be fixed by the Board of Directors, but in no case shall the number be less than 9 nor more than 13. The Directors shall be elected annually at the annual meeting of the Stockholders, and each Director (whether elected at an annual meeting or to fill a vacancy or otherwise) shall hold office until his successor shall have been elected, or until his death or until he shall take a leave of absence or resign in the manner provided in Section 7 of this Article II or shall have been removed in the manner provided in Section 8 of this


ARTICLE II.  BOARD OF DIRECTORS

      SECTION 7. RESIGNATIONS AND LEAVES OF ABSENCE. Any director may resign at any time by giving written notice of such resignation to the Board of Directors, the Chairman of the Board, the President, any Vice-President or the Secretary of the Corporation. Unless otherwise specified in such written notice, such resignation shall take effect upon receipt thereof by the Board of Directors or any such officer. Any director may take a leave of absence from the Board of Directors by giving a written notice for such leave of absence to the Board of Directors or to any of the aforementioned officers. Such leave of absence shall be considered a temporary resignation of the director and shall have the effect of reducing the number of directors which constitutes the whole Board of Directors by one, subject to the provisions of Section 2 of this
Article II. At the conclusion of the leave of absence, the director on leave of absence shall, upon the approval of the Board of Directors, resume service as a director and the number of directors which constitutes the whole Board of Directors shall then be increased by one, subject to the provisions of Section 2 of this
Article II. Unless otherwise specified in such written request, such leave of absence shall take effect upon receipt thereof by the Board of Directors or any of the aforementioned officers.